April 24, 2007

SAMMY’S TICKETS, INC.
22273 Del Valle Street
Woodland Hills, CA 91364
Attn: Samuel R. Watson

This letter shall serve as an Agreement between TIX Corporation (“TIX”) and Sammy’s Tickets, Inc. (“ST”); and the term of this Agreement shall be for a period of one (1) year, commencing April 1, 2007, and ending March 31, 2008 (the “Term”).

At any time, and from time to time, during the Term as TIX may reasonably request, ST will provide TIX with consulting services regarding TIX’s ticket business (the “Services”). ST’s Services shall be provided to TIX on a non-exclusive basis and, at ST’s sole and absolute discretion, at such times, and upon such terms and conditions, as are convenient to ST, and do not interfere with ST’s other obligations and business relationships. ST’S exercise of its discretion in the delivery of its Services hereunder shall not constitute a breach of this Agreement. As compensation for ST’s Services hereunder -- some of which the parties acknowledge were delivered prior to the execution of this Agreement -- TIX shall immediately pay ST a fee of $1,000,000.00 (the “Fee”).

TIX and ST hereby acknowledge that ST has delivered tickets at face value for certain events, all as more fully evidenced by the receipt provided by TIX to ST therefor. Further, the parties acknowledge the intent, but not the obligation, to engage in future ticket transactions between them.

TIX shall pay ST immediately by wire transfer or certified check: (a) The face value of the tickets to certain events ST has already provided TIX, and (b) The Fee, which Fee shall, as a result of the prior Services already rendered by ST to TIX, be deemed to be fully-earned, non-refundable, and non-recoupable.

This Agreement supersedes and terminates all prior discussions and agreements with respect to the subject matter contained herein; and this Agreement embodies the entire understanding between the parties, any and all prior correspondence, conversations, or memoranda being merged herein and replaced, and being without effect hereon. This Agreement or any part hereof, including the provisions against oral modifications, may not be modified, waived, or discharged except in a writing duly signed by each of the parties.

Both parties shall treat this Agreement and the terms and conditions hereof as confidential information; and TIX shall indemnify and hold harmless ST and ST’s principals, directors, officers, shareholders, owners, managers, and affiliated parties of whatever type and wherever situated (all of which being hereinafter collectively referred to as “Indemnified Parties”), from and against, and agree promptly to defend from and reimburse Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations, and claims of any kind, including without limitation, reasonable attorney fees and other legal costs and expenses (“Claims”), incurred by any Indemnified Party that arise from, whether directly or indirectly, the negotiation, execution, and performance of this Agreement, and for any of TIX’s business activities for which ST is not engaged. TIX hereby agrees to waive any and all Claims that it may have against any Indemnified Party; and hereby agrees that the submission of a copy this Agreement to any court or arbitration proceeding arising from this Agreement shall be full, conclusive, and irrevocable evidence for immediate dismissal.

_____________________________	_____________________________
[NAME]	Samuel R. Watson
TIX Corporation	Sammy’s Tickets, Inc.